UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 2


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            NAUTICA ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                  95-2431048
       (State of incorporation)          (I.R.S. Employer Identification Number)


40 West 57th Street, New York, New York                   10019
(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered
                                      None

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [X]

Securities  Act  registration  statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            Item 1 of the Form 8-A filed by Nautica Enterprises, Inc. (the "Company") on November 8, 2001, as amended by Amendment No. 1 filed June 26, 2003, is amended and supplemented by adding the following:

            On July 7, 2003, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with VF Corporation, a Pennsylvania corporation ("Parent"), and Voyager Acquisition Corporation, a Delaware corporation and a wholly-owed subsidiary of Parent ("Merger Subsidiary"), providing for, among other things, the merger (the "Merger") of Merger Subsidiary with and into the Company. Prior to the execution and delivery of the Merger Agreement, the Company and Mellon Investor Services LLC (the "Rights Agent") entered into Amendment No. 2 (the "Amendment") to the Rights Agreement, dated as of November 2, 2001, as amended as of June 26, 2003 (the "Rights Agreement") in order to exempt the Merger and related transactions from the Rights Agreement and to provide that the Rights will expire immediately prior to the consummation of the Merger.

            Among other things, the Amendment (i) amends the definition of "Acquiring Person" set forth in the Rights Agreement to provide that (A) neither Parent, Merger Subsidiary nor any of their respective Affiliates or Associates (as defined in the Rights Agreement) shall be deemed to be an Acquiring Person solely by virtue of (x) the execution and delivery of the Merger Agreement, (y) the acquisition of Common Shares pursuant to the Merger Agreement or (z) the consummation of the other transactions contemplated in the Merger Agreement and
(B) neither Parent, Merger Subsidiary, Harvey Sanders, the Harvey Sanders Grantor Retained Income Trust, David Chu nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (x) the execution and delivery of a certain voting agreement being entered into by them or (y) any actions taken or effected pursuant such voting agreement and
(ii) amends the definition of "Final Expiration Date" set forth in the Rights Agreement to mean the earlier to occur of (x) the close of business on November 12, 2011 or (y) the time immediately prior to the Effective Time (as defined in the Merger Agreement).

            A copy of the Amendment is attached hereto as Exhibit 3 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.


ITEM 2.  EXHIBITS.

            1. Rights Agreement, dated as of November 2, 2001, between Nautica Enterprises, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the Distribution Date (as defined in the Rights Agreement) (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, filed November 8, 2001).

            2. Amendment No. 1 to Rights Agreement, dated as of June 26, 2003, between Nautica Enterprises, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, filed June 26, 2003).

            3. Amendment No. 2 to Rights Agreement, dated as of July 6, 2003, between Nautica Enterprises, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K, filed July 7, 2003).

            Pursuant  to  the  requirements  of  Section  12 of  the  Securities
Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated as of: July 7, 2003


                                       NAUTICA ENTERPRISES, INC.



                                       By: /S/ WAYNE A. MARINO
                                           -------------------------------------
                                           Name:  Wayne A. Marino
                                           Title: Senior Vice President &
                                                  Chief Financial Officer

                                INDEX TO EXHIBITS

EXHIBIT NO.       DESCRIPTION


      1 Rights Agreement, dated as of November 2, 2001, between Nautica Enterprises, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the Distribution Date (as defined in the Rights Agreement) (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, filed November 8, 2001).

      2 Amendment No. 1 to Rights Agreement, dated as of June 26, 2003, between Nautica Enterprises, Inc. and Mellon Investor Services, LLC, as Rights Agent (incorporated by reference to
                  Exhibit 2 to the Company's Current Report on Form 8-K, filed June 26, 2003).

      3 Amendment No. 2 to Rights Agreement, dated as of July 6, 2003, between Nautica Enterprises, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K, filed July 7,
                  2003).